Exhibit 31.3

I, Colin Baillie, certify that:

1. I have reviewed this annual report on Form 10-K of RBS Cards Securitisation Funding Limited;

2. Based on my knowledge, the information in this report, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer and trust cash manager under the pooling and servicing, or similar, agreement, for inclusion in this report is included in this report; and

4. Based on my knowledge and a review of the compliance by the servicer and the trust cash manager of their obligations under the applicable agreements, each of the servicer and the trust cash manager has complied with both its servicing and cash management obligations and minimum servicing and cash management standards set forth in the applicable agreements.

Date: March 30, 2006

/s/ Colin Baillie
---------------------------------
Director, Finance, Cards Finance
The Royal Bank of Scotland plc, as Servicer and Trust Cash Manager